Exhibit 99.1

  Genius Products Appoints Mark J. Miller as Chief Operating Officer

    SAN DIEGO--(BUSINESS WIRE)--Feb. 17, 2004--Genius Products Inc. (OTCBB:GNPI) announced today that it has hired Mark Miller as chief operating officer of all Genius Products operations.
    Klaus Moeller, CEO of Genius Products, stated, "Mark comes to Genius Products with a lot of hand-on operations and industry experience. Mark will be instrumental in structuring our operation to accommodate company growth."
    Miller has previously held executive positions with the following companies:

    President of Esports Arena, in San Diego. He assisted in refining the strategic direction of the company, developed financial goals for each division, and recruited and built an organization structure to support the anticipated growth of this video gaming entertainment enterprise.

    Executive Vice President of Merchandising and Sales for Red Tag Biz, in Minneapolis. He took over as "Boombuy" Division President, a start-up business that sold closeout merchandise. He was responsible for sales, operations, and product fulfillment, which included minimizing customer hold times, in-bound freight charges, outbound shipping costs, and total warehousing expense.

    President of the Closeout Division of Consolidated Stores -- a 1300 store chain based in Columbus, Ohio. He was responsible for all buying, marketing, and merchandise distribution.

    Vice President of Merchandising for The Disney Store, based in Los Angeles. He was responsible for the planning of 50 new store openings in a 12-month period. He streamlined merchandise product flow process from manufacturers to company distribution centers, which resolved storage and capacity issues while reducing warehousing expense.

    Miller stated, "Genius Products is a unique company in the movie and music business. Their value proposition is one that should appeal to every level of retail. I look forward to helping them grow the company, and position it for long-term growth."
    This press release contains certain forward-looking statements that involve a number of uncertainties. Such statements are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, and are based on the assumptions and exceptions of the company at the time such statements are made. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include the company's ability to grow its business, the continuation of the company's distribution network, growth and other matters, which are described in the company filings with the SEC.

    CONTACT: Genius Products Inc., San Diego
             Klaus Moeller, 858/793-8840